Exhibit 99.1

 September 8, 2008
FOR IMMEDIATE RELEASE

ALAN H. FISHMAN JOINS WASHINGTON MUTUAL
 AS CHIEF EXECUTIVE OFFICER

KERRY KILLINGER TO RETIRE AFTER 18 YEARS AS CEO

___________________________________________________________________________

SEATTLE, WA, September 8, 2008 -- Washington Mutual, Inc. (NYSE:WM), one of the nation’s leading banks for consumers and small businesses, announced today that Alan H. Fishman has been appointed chief executive officer and has joined WaMu’s Board of Directors.

                Fishman, 62, has more than 25 years of experience as a senior executive in banking and financial services.  He was previously president and chief operating officer of Sovereign Bank and president and chief executive officer of Independence Community Bank.  He succeeds Kerry Killinger, who is leaving the company after serving as WaMu’s chief executive officer since 1990.

Stephen E. Frank, chair of the Board, said, “We believe Alan Fishman is the ideal executive to succeed Kerry Killinger and lead WaMu through its current challenges.  Alan has had a distinguished career in many aspects of the financial services business and brings a unique combination of in-depth industry knowledge, an entrepreneurial approach, and strong management skills that make him the right choice to be CEO of WaMu at this critical juncture.”

Frank continued, “On behalf of the Board, I would like to thank Kerry Killinger for all of his contributions over the past 25 years.  Kerry is a visionary who built WaMu into a nationally recognized brand and one of the country’s largest banks.  We wish him well in his retirement.”

Fishman said, “WaMu’s strong brand and irreplaceable retail banking franchise have enormous potential, especially in today’s environment, and I am thrilled to have this opportunity to create value for shareholders.  I look forward to working with WaMu’s dedicated management team and talented employees who have done a remarkable job weathering the storm in the housing and mortgage markets.  I intend to hit the ground running here in Seattle with a focus on building on WaMu’s strengths, addressing its weaknesses, and returning the company to profitability as quickly as possible.”

                Fishman has spent his entire career in the financial services industry as both an operator and an investor.  Until 2007, he was president and chief operating officer of Sovereign Bank. He joined Sovereign through its 2006 acquisition of Independence Community Bank, a leading community bank and multifamily lender in the New York area, where he had been president and chief executive officer since 2001.  Recently he has been involved in a variety of business and civic activities, including serving as chairman of Meridian Capital Group, one of the nation’s largest commercial mortgage brokerage firms, and as chairman of the Brooklyn Academy of Music.  He holds a bachelors degree from Brown University and a master’s degree in economics from Columbia University.

WaMu also announced that it has entered into a Memorandum of Understanding (MOU) with the Office of Thrift Supervision (OTS) concerning aspects of the bank’s operations, principally in several areas of its risk management and compliance functions, including its Bank Secrecy Act compliance program.  In addition, WaMu has committed to provide the OTS an updated, multi-year business plan and forecast for its earnings, asset quality, capital and business segment performance.  The business plan will not require the company to raise capital, increase liquidity or make changes to the products and services it provides to customers.

About WaMu
WaMu, through its subsidiaries, is one of the nation's leading consumer and small business banks. At June 30, 2008, WaMu and its subsidiaries had assets of $309.7 billion.  The company has a history dating back to 1889 and its subsidiary banks currently operate approximately 2,300 consumer and small business banking stores throughout the nation. WaMu's financial reports and news releases are available at www.wamu.com/ir.

Conference Call and Webcast Information
A conference call to discuss today’s announcement will be held on Monday, September 8, 2008, at 9:00 a.m. ET and will be hosted by Steve Frank, chair of the board and Alan Fishman, chief executive officer. The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 800.798.2796. Participants calling from outside the United States may dial 617.614.6204. The passcode "WaMu" is required to access the call. Via the Internet, the conference call is available on the Investor Relations portion of the company's web site at www.wamu.com/ir. A recording of the conference call will be available from approximately 11:00 a.m. ET on Monday, Sep. 8, 2008 through 5:00 p.m. on Monday, Sep. 15, 2008. The recorded message will be available at 888-286-8010. Callers from outside the United States may dial 617-801-6888.

Contact:

Washington Mutual, Inc.
Media Contact
Derek Aney
206-500-6094 (Seattle)
212-326-6075 (New York)
 derek.aney@wamu.net

Washington Mutual, Inc.
Investor Relations Contact
Alan Magleby
206-500-4148 (Seattle)
212-702-6955 (New York)
 alan.magleby@wamu.net

Sard Verbinnen & Co.
Paul Kranhold
Diane Henry
415-618-8750  or 310-962-3173 (San Francisco)
Robin Weinberg
212-687-8080 or 917-443-7576 (New York)

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